EXHIBIT 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:
Andrew Chmyz
(650) 930-5282
InvestorRelations@marimba.com

MARIMBA ANNOUNCES PRELIMINARY FIRST-QUARTER 2004 FINANCIAL RESULTS

MOUNTAIN VIEW, Calif., – April 5, 2004 – Marimba, Inc. (Nasdaq: MRBA), a leading provider of products and services for software change and configuration management, today announced that it expects first quarter 2004 revenue to be approximately $8.2 million, compared to $10.2 million in the first quarter of 2003. Net loss per share for the quarter is expected to be approximately $0.05, compared to a net profit of $0.01 in the first quarter of 2003. The company had roughly $52.8 million of cash and investments at March 31, 2004, compared to $53.1 million at December 31, 2003.

Like many other enterprise software companies who sell to large enterprises, Marimba conducts much of its business near the end of each quarter, and a significant portion of license revenue comes from a relatively small number of large transactions. Any delay or failure to close one or more of these transactions can significantly impact quarterly license revenue and operating results.

The expected financial results for Marimba’s first quarter 2004 contained in this announcement are preliminary, based on the best information currently available to Marimba, and subject to the closing of Marimba’s financial books and customary quarterly review procedures with its independent auditors.

Earnings Call Open to Investors

Marimba has scheduled a conference call for today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its preliminary financial results for the first quarter 2004. Anyone wishing to participate may do so by calling 913-981-5522 approximately 10 minutes prior to the start of the call. The conference call will be Webcast live and can be accessed at Marimba’s Website at http://www.marimba.com/earnings-event for 3 weeks and on an archived basis for up to 11 months thereafter. In addition, a telephone replay of the conference call will be available for 3 weeks at 719-457-0820, passcode 268640.

On Thursday, April 29, 2004, Marimba plans to announce its final financial results for the first quarter 2004 and hold a conference call to discuss such results.

About Marimba

Marimba, Inc. (Nasdaq: MRBA) is a leading provider of products and services for software change and configuration management. Marimba helps enterprises worldwide to dynamically manage and protect their IT assets, increase operational efficiency, and reduce IT costs. Marimba is headquartered in Mountain View, Calif. Visit www.marimba.com for more information.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by these sections. These forward-looking statements include statements regarding expected revenue, earnings per share and cash balance for Marimba’s first quarter 2004 and the closure of delayed sales transactions. The results expected by the forward-looking statements in this announcement are subject to a number of risks and uncertainties, including: further review of the revenue recognized and expenses incurred by Marimba in the first quarter 2004 for consistency with its accounting policies and GAAP, and the closing of Marimba’s books and customary quarterly review procedures with its independent auditors. Actual results may differ materially from the results anticipated by these forward-looking statements due to the factors listed above and other factors. The financial results indicated in this announcement are preliminary estimates only. The final financial results that will be reported by Marimba for the first quarter may not fall within the ranges indicated above and could differ materially. The matters discussed in this announcement also involve risks and uncertainties described from time to time in Marimba’s filings with the Securities and Exchange Commission. In particular, see the Risk Factors described in Marimba’s most recently filed Annual Report on Form 10-K, as may be updated or amended with future filings or submissions. Marimba undertakes no obligation to release publicly any updates or revisions to any forward-looking statements contained in this announcement that may reflect events or circumstances occurring after the date of this announcement.

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Marimba is a registered trademark of Marimba, Inc. in the U.S. and certain other countries. Other trademarks and product, company or service names included herein are the property of their respective owners.